Exhibit 10.7(H)

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (“Fourth Amendment”), is made on                                  , 20    , and effective as set forth herein, by and among the City of Evansville, Indiana (the “City”), acting by and through the Redevelopment Commission of the City of Evansville, Indiana, organized and operating under IC 36-7 14 (“Commission”), Aztar Indiana Gaming Company, LLC, a limited liability company, organized and existing under the laws of the State of Indiana (“Tenant”), and Aztar Corporation, a corporation organized and existing under the laws of the State of Delaware (“Guarantor”) (City, Commission, Tenant and Guarantor, collectively, the “Parties”).

Recitals

A.                                   The Commission, Tenant and Guarantor are the parties in interest to that certain Evansville Riverboat Landing Lease dated May 2, 1995 (the “Original Lease”), as amended by an Amendment to Lease Agreement effective December 1, 2001 (the “First Amendment”), as further amended by that certain Second Amendment to Lease Agreement dated August 27, 2003 (the “Second Amendment”), as further amended by those certain Memorandums of Understanding made effective as of December 1, 2004, March 15, 2005, May 12, 2005, and June 7, 2005, respectively (the “MOUs”), as further amended by that certain Third Amendment to Lease Agreement effective December 1, 2005 (the “Third Amendment”) (the Original Lease, the First Amendment, the Second Amendment, the MOUs, and the Third Amendment, collectively, the “Lease”).

B.                                     On May 5, 2008, Tenant and Guarantor and certain of their affiliates each filed a petition with the United States Bankruptcy Court for the District of Delaware (the ““Bankruptcy Court”“) for relief under chapter 11 of the Bankruptcy Code.

C.                                     Tenant entered into a Durable Power of Attorney for the Designation and Appointment of Attorney in Fact for the Purposes of Conducting Riverboat Gambling Operations and Related Activities (the “POA Agreement”) under which Robert T. Dingman (since succeeded by Trinity Hill Group, LLC) was appointed as attorney-in-fact (“Attorney-in-Fact”) to exercise and perform certain activities and powers regarding Tenant and its riverboat gambling operations and related business activities for and on behalf of Tenant.  The POA Agreement was approved and ordered by the Indiana Gaming Commission (IGC) with an effective date of April 2, 2008 in Order 2008-37 (the “IGC Order”).  The provisions of the POA Agreement continue in effect as of the date of execution of this Fourth Amendment.  Under the IGC Order, the POA Agreement is to remain in effect until the IGC terminates the power and authority of the Attorney-in-Fact by an appropriate written order.

D.                                    In furtherance of the objectives of the Indiana redevelopment laws and the Downtown Redevelopment Plan, and in order to induce Tenant to exercise its right and option to extend the term of the Lease for an additional term of five years from December 1, 2010 to November 30, 2015 (the “Second Extended Term”), Commission and Tenant desire to amend the Lease to reflect the agreements set forth herein subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree to amend the Lease as follows.

1.                                       Effectiveness of the Amendment.  The Lease shall be amended as set forth in this Fourth Amendment on the date the last of the following conditions, which the Parties acknowledge and intend to operate as conditions precedent, are satisfied (the “Amendment Effective Date”):  (a) The IGC confirms in writing that Tenant is granted a license (by renewal or otherwise) issued pursuant to IC 4-33-6 to own and operate a riverboat from and after the date hereof; (b) Tenant has assumed the Lease pursuant to 11 U.S.C. §365; (c) the POA Agreement is terminated following the issuance of a written order of the IGC terminating the power and authority of the Attorney-in-Fact; (d) the Bankruptcy Court approves the Fourth Amendment, by order or as part of a confirmed chapter 11 plan (or such approval becomes moot as the result of the occurrence set forth in the following clause); and (e) the chapter 11 plan of Tenant and Guarantor becomes effective (the “Plan Effective Date”) with: (i) Columbia Sussex Corporation and; (ii) William J. Yung III having no control, ownership or decision-making authority in Tenant (or its successor), Guarantor (or its successor) or any of their affiliates after the Plan Effective Date.  Tenant and Guarantor shall each provide information regarding its ownership and control to City upon its reasonable request.

2.                                       Second Extended Term.  Subject to the occurrence of the Amendment Effective Date, Tenant shall have exercised the right to extend the Lease through and including the Second Extended Term without any further action of notice of Tenant or Guarantor to the City and Commission that the Lease is so extended.

3.                                       Guaranteed Prepayment Credits.  Tenant shall make two payments, at City’s direction, to the Evansville Bond Bank or to such other City entity as the City Controller may direct, which shall constitute prepayments of Percentage Rent due and payable for the period between January 2011 and December 2015 (the “Prepayment Period”). Tenant shall make the first such payment in the amount of Five Million Dollars ($5,000,000) on or before that date thirty (30) days after the Plan Effective Date, said due date hereafter the “First Payment Due Date”. Tenant shall make the second such payment in the amount of Five Million Dollars ($5,000,000) no later than December 31, 2010.  Tenant shall be entitled to recoup the prepayments in the form of a credit ratably applied at the rate of One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($166,666.67) per month against Percentage Rent payable during each of the sixty (60) months of the Prepayment Period (the “Prepayment Credit”).  Such Prepayment Credit shall be applied in the calculation of Net Projected Percentage Rent and Actual Percentage Rent.

4.                                       City Development Projects.  City and Commission desire to create jobs, increase tax revenues, provide direct economic benefits and promote tourism and additional economic development by promoting the construction or acquisition or real estate or facilities or capital projects to be owned by City, Commission, or parties approved by the Commission.  Tenant agrees, on or before the later of (a) January 31, 2010, or (b) thirty (30) days after the Plan Effective Date, to pay into escrow or another restricted account Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) (the “Economic Development Funds”).  The

Economic Development Funds shall be accessed upon written notice solely by City to Tenant, provided that such notice certifies that the Economic Development Funds are to be used only to pay, allow the City or a City entity to pay or reimburse actual expenditures on the City’s downtown arena project or other downtown economic development projects located within one (1) mile of the Leased Premises.

5.                                       Pedestrian Bridge.  Tenant shall construct a pedestrian bridge from the City of Evansville “Entertainment District” to the Leased Premises at an estimated cost of approximately Three Million and 00/100 Dollars ($3,000,000.00).  Tenant shall commence design development work as soon as is practicable following the Plan Effective Date and use its best efforts to have construction of such pedestrian bridge completed and open to public use on or before the third (3rd) anniversary of the Plan Effective Date.  After the first (1st) anniversary of the Plan Effective Date and subject to the City’s discretion, Tenant shall deliver a presentation and status report on the pedestrian bridge project to the Commission.  Tenant shall own and shall be solely responsible for the design, development, construction, operation, maintenance, and repair of the pedestrian bridge.  Tenant’s obligations with respect to construction of the pedestrian bridge are subject to acquisition by Tenant or Tenant’s contractors, sub-contractors, agents or representatives of all local, state or federal governmental permits required or necessary for said construction.  Tenant agrees to use reasonable and good faith efforts to obtain said permits and City and the Commission agree to assist and support Tenant with respect to said permit acquisition in a reasonable and expeditious manner.

6.                                       Rent Schedule. Clause B of Schedule 4.01 set forth in the Third Amendment to the Lease shall be deleted in its entirety and replaced with the following:

Second and Third Extended Terms.  During the Second Extended Term and Third Extended Term, if applicable, Tenant shall make rental payments consisting solely of Percentage Rent, based on Tenant’s Adjusted Gross Receipts (“AGR”) as defined in the IC 4-33 et seq. (the “Act”) showing in detail all receipts of Tenant’s gaming operations and an itemized statement of the allowable deductions therefrom for the Lease Year to date on a cumulative basis, which shall be calculated and determined as follows:

(i)                                     two percent (2%) of the AGR for the Lease Year up to Twenty-Five Million Dollars ($25,000,000), plus

(ii)                                  four percent (4%) of the AGR for the Lease Year that is in excess of Twenty-Five Million Dollars ($25,000,000) up to Fifty Million Dollars ($50,000,000), plus

(iii)                               six percent (6%) of the AGR for the Lease Year that is in excess of Fifty Million Dollars ($50,000,000) up to Seventy-Five Million Dollars ($75,000,000), plus

(iv)                              eight percent (8%) of the AGR for the Lease Year that is in excess of Seventy-Five Million Dollars ($75,000,000) up to One Hundred Million Dollars ($100,000,000), plus

(v)                                 during Lease Years of the Second Extended Term, twelve percent (12%) of the AGR for the Lease Year that is in excess of One Hundred Million Dollars ($100,000,000), and

(vi)                              during Lease Years of the Third Extended Term, ten percent (10%) of the AGR for the Lease Year that is in excess of One Hundred Million Dollars ($100,000,000).

Within twenty (20) days after the end of each month, Tenant shall deliver a statement of AGR to City.  As each month’s statement of AGR is delivered to City, the amount of the Percentage Rent for the Lease Year to date will be calculated and Tenant shall be credited against the cumulative liability for the Percentage Rent paid for the Lease Year through the last day of the prior month and any balance of Percentage Rent due after said credits shall be paid at that time.  In no event shall the Percentage Rent ever be less than Two Million and 00/100 Dollars ($2,000,000.00) for any Lease Year.  Each monthly statement of AGR shall be certified by the chief financial officer of Tenant to be true, correct and complete.  Not later than ninety (90) days after the end of each Lease Year, Tenant shall deliver to City a complete statement showing in reasonable detail all items of Gross Receipts (as defined in IC 4-33-2-11), and all deductions therefrom as set forth in IC 4-33-2-2, together with all other receipts derived by Tenant during the Lease Year certified as being true, correct and complete by an independent Certified Public Accountant approved for such purpose by City, all as described in Sections 4.04 and 4.06 of the Lease.

7.                                       Future Rent. Without any modification to Tenant’s rights to extended terms set forth in Section 1 of the Third Amendment, Clause C of Schedule 4.01 set forth in the Third Amendment to the Lease shall be stricken from the Lease and be of no further force and effect.

8.                                       Naming Rights.  Tenant and City agree to enter into good faith discussions regarding naming rights and advertising if City builds an arena as referenced above in Section 4.

9.                                       Tenant’s Commitments to Capital Improvements; Workforce Levels, and Operational Targets.  Tenant shall satisfy its commitments related to capital improvements, workforce levels, and operational targets consistent with Tenant’s business plan upon which its effective chapter 11 plan is based, subject to reasonable adjustments based on material variations in Tenant’s financial performance. Tenant shall provide City with documentation reasonably requested by and reasonably satisfactory to City substantiating Tenant’s adjustment of modification of any such commitment.  City acknowledges that such documentation will include confidential information, which City agrees to keep and maintain as confidential.

10.                                 Feasibility Study.  Tenant agrees to undertake a study of the feasibility of substantially remodeling certain portions of the Leased Premises in connection with its licensed riverboat gaming operations, including, but not limited to, the feasibility of locating a new vessel in the Leased Premises (the “Study”).  The Parties shall mutually agree upon a consultant to perform the Study.  Thereafter, the Study shall commence on or before July 1, 2014, and shall be completed and a final report delivered to the Parties on or before December 31, 2014.

11.                                 Payment of Prior Costs Incurred by the City.  City acknowledges that Tenant has already reimbursed City for City’s out-of-pocket costs in connection with its quiet title action involving Columbia Sussex Corporation.

12.                                 Binding Effect.  This Fourth Amendment binds the parties hereto and inures to the benefit of their respective successors or permitted assigns.  Subsequent to the Plan Effective Date, upon a transfer or sale of the riverboat gaming license, Tenant shall assign the Lease and this Fourth Amendment to the transferee contingent upon the transferee’s licensing by the Indiana Gaming Commission (“IGC”).  The parties acknowledge the applicability of 68 IAC 1-4 et seq. in the event of an application to transfer Tenant’s gaming license.

13.                                 Lease in Full Force and Effect.  Except as expressly amended by this Fourth Amendment, the Lease shall remain unchanged and in full force and effect, as amended herein.

14.                                 Affirmation of Guaranty.  Guarantor hereby unconditionally guarantees and promises to perform and reaffirms its obligations under the Lease, as amended by this Fourth Amendment to the Lease consistent with this Fourth Amendment.

15.                                 Third Party Approvals.  This Fourth Amendment is subject to approval by the Bankruptcy Court, any lender to Tenant or to Guarantor and by the Indiana Gaming Commission, as may be required.

16.                                 Authorization.  Subject to authority of the Bankruptcy Court, the Parties respectively represent to one another that the execution, delivery and performance of this Fourth Amendment have been duly authorized and this Fourth Amendment constitutes the legally binding obligation of the respective Parties.

17.                                 Definitions.  All of the capitalized terms used herein, but not defined in this Fourth Amendment shall have the meaning set forth in the Project Agreement and the Lease.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Fourth Amendment to Lease Agreement as of the day and year first above written.

AZTAR INDIANA GAMING COMPANY, LLC	AZTAR CORPORATION

By:	By:

Printed Name:	Printed Name:

Title:	Title:

REDEVELOPMENT COMMISSION OF

THE CITY OF EVANSVILLE, INDIANA